Exhibit 10.3

NetScout Systems, Inc.

Summary of Non-Employee Director Compensation

Effective as of September 2011, non-employee directors are compensated $36,000 annually for their services and do not receive any additional compensation for any regular Board meeting attended. The lead non-employee director receives an additional annual retainer of $30,000. Non-employee directors currently receive $10,000 annually for serving on the Audit Committee, $8,000 annually for serving on the Compensation Committee, and $6,000 annually for serving on the Nominating Committee. In addition, directors who are chairpersons of a particular committee are also given additional annual compensation of $20,000 for the Audit Committee, and $10,000 for the Compensation Committee, and $8,000 for the Nominating Committee and $6,000 for the Finance Committee. Finance Committee members receive $1,000 for each meeting attended in person and $800 for each meeting attended via telephone. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee and for attendance at approved director education programs.

Non-employee directors are granted annually equity-based awards in the form of restricted stock units and related cash amounts upon vesting to defray the corresponding tax liability as follows:

Element	Role/Position
	Lead Director	Chairperson	Other Directors
Total value (RSU Grant and Cash Offset)	$200,000	$150,000	$125,000
RSU Grant	$120,000	$90,000	$75,000
Cash Offset	$80,000	$60,000	$50,000

These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our non-employee directors.